press release                                              UPC [graphic omitted]



           DUTCH ATTORNEY GENERAL ADVISES SUPREME COURT THAT APPEAL BY EUR 1.00 CREDITOR IN UPC N.V. AKKOORD PROCESS SHOULD BE DISMISSED

Amsterdam, The Netherlands - July 15, 2003: United Pan-Europe Communications N.V. ("UPC" or the "Company") (EURONEXT Amsterdam: UPC) gives notice that on July 11, 2003, the Dutch Attorney General delivered advice to the Supreme Court, which concluded that all of the grounds for the appeal by InterComm Holdings L.L.C. ("ICH") are without merit and that, therefore, the appeal should be dismissed. The Supreme Court, which is independent of the Dutch Attorney General, generally takes into account the conclusion of the Dutch Attorney General and, in most cases, comes out with the same result as the Dutch Attorney General. It is expected that the Supreme Court will deal with the matter expediently.

Following the confirmation of the Akkoord (plan of composition) by the Dutch Court of Appeals that was part of the recapitalisation process of UPC, ICH, a creditor in the Dutch moratorium proceeding with a EUR 1.00 claim and one vote, has appealed the ratification of the Akkoord to the Dutch Supreme Court (Hoge
Raad). The Supreme Court will be the final point of appeal for ICH in relation to the ratification of the Akkoord by the district court in Amsterdam on March 13th 2003. UPC believes the appeal is without merit. As previously highlighted the U.S. Court and the Dutch Court of Appeals have already overruled objections brought by ICH.

The Company will provide more information on the expected timing of completion of the restructuring as soon as it is available.

United Pan-Europe Communications N.V. is one of the leading broadband communications and entertainment companies in Europe. Through its broadband networks, UPC provides television, Internet access, telephony and programming services. UPC's shares are traded on Euronext Amsterdam Exchange (UPC) and in the United States on the Over The Counter Bulletin Board (UPCOY). UPC is majority owned by UnitedGlobalCom, Inc. (NASDAQ: UCOMA).

NOTE: Except for historical information contained herein, this release contains forward-looking statements, which involve certain risks, and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include our ability to restructure our outstanding indebtedness on a satisfactory and timely basis, the ramifications of any restructuring, the acceptance and continued use by subscribers and potential subscribers of the Company's services, changes in the technology and competition, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and achieve assumed margins, as well as other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.
For further information please contact:

Claire Appleby                                      Bert Holtkamp
UPC Investor Relations                              UPC Corporate Communications
+ 44 (0) 207 647 8233                               + 31 (0) 20 778 9447
Email: ir@upccorp.com                               Email: corpcomms@upccorp.com

Lazard                                              Citigate First Financial
Daniel Bordessa                                     Martha van Dijk
+ 44 (0) 20 7588 2721                               + 31 (0) 20 575 4010
                                                    Citigate Dewe Rogerson
                                                    Toby Moore
                                                    + 44 (0) 20 7638 9571

Also, please visit www.upccorp.com for further information about UPC